Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RECORD REVENUES AND NET INCOME FOR Q4 AND FY2006

Santa Ana, Calif., March 22, 2007 - SRS Labs, Inc. (NASDAQ: SRSL), a leading supplier of surround sound, audio, and voice technologies, announced today record revenues for both the three and twelve month periods ended December 31, 2006 of $5.0 and $18.5 million, respectively, as compared to $4.2 million and $14.6 million, respectively, for the same periods in the prior year.  Net income from continuing operations for fiscal year 2006 increased to $3.1 million, or $.20 per diluted share, compared to $1.7 million, or $.12 per diluted share for the prior year. Net income from continuing operations for the three months ended December 31, 2006 increased to $1.2 million, or $.07 per diluted share, compared to $314,000, or $.02 per diluted share for the same period of the prior year.  Included in operating expenses from continuing operations for the three and twelve month periods ended December 31, 2006 is $289,000 and $1.4 million, respectively, related to stock based compensation expensing.  Consolidated net income for the company for the year ended December 31, 2006 increased to $4.7 million or $.30 per diluted share as compared to a net loss of $1.4 million or $.10 per diluted share for the prior year.

For the three and twelve month periods ended December 31, 2006, revenue from continuing operations increased by 21 percent and 27 percent respectively, as compared to the same periods during the prior year, primarily due to continued increases in revenues related to the home entertainment and automotive segments of the business.

Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc. commented on the results:  “We are very pleased with the results for the three and twelve months ended December 31, 2006.

1.               The Company recognized record revenues for both the three and twelve months ended December 31, 2006.  Revenues from continuing operations exceeded $5 million for the first time in any quarter.

2.               Net income from continuing operations for 2006 increased by 84% despite recording $1.4 million related to stock based compensation under SFAS 123R as compared to $56,000 during 2005.

3.               The sale of ValenceTech Limited was completed in fiscal 2006 to allow the Company to focus its attention on licensing audio technology.

4.               The Company attracted highly skilled personnel to increase development and sales efforts throughout the world, which we believe will result in continued growth in the future,”

Conference Call

SRS Labs will host a conference call and webcast at 2 p.m. Pacific time today (5 p.m. Eastern Time) to review its fiscal 2006 and fourth quarter results. The dial-in number for the call is (866) 814-8483; ask for “SRS Labs Q4 Results Conference Call.”  An audio replay of the conference call will be available until March 29 at 5:00 p.m. Pacific time via telephone.  The audio replay dial-in number is (888) 211-2648 and the conference ID is 1046465.

The call will also be webcast live over the Internet.  Simply log-on to http://phx.corporate-ir.net/playerlink.zhtml?c=97327&s=wm&e=1485174.  The webcast will be archived on www.srslabs.com for 60 days following the call.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Taiwan, Japan, China, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

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SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

SRS LABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$35,011,425	$8,752,339
Accounts receivable, net	1,180,879	1,886,780
Prepaid expenses and other current assets	808,940	602,847
Assets held for sale	—	1,859,127
Total Current Assets	37,001,244	13,101,093

Investments available for sale	5,226,705	17,077,170
Property and equipment, net	389,667	425,288
Intangible assets, net	2,045,139	2,015,605
Deferred income taxes, net	386,412	380,386
Long term assets held for sale	—	2,065,123
Total Assets	$45,049,167	$35,064,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$609,899	$741,811
Accrued liabilities	1,295,236	801,898
Deferred revenue	399,565	537,636
Liabilities related to assets held for sale	—	2,170,701
Total Current Liabilities	2,304,700	4,252,046

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 16,561,036 and 14,953,690 shares issued; 15,886,938 and 14,279,592 shares outstanding at December 31, 2006 and 2005, respectively	16,562	14,955
Additional paid-in capital	70,574,176	63,574,518
Accumulated other comprehensive loss	(273,295)	(496,021)
Accumulated deficit	(24,569,531)	(29,277,388)
Treasury stock at cost, 674,098 shares at December 31, 2006 and 2005	(3,003,445)	(3,003,445)
Total Stockholders’ Equity	42,744,467	30,812,619

Total Liabilities And Stockholders’ Equity	$45,049,167	$35,064,665

SRS LABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$5,041,819	$4,164,272	$18,547,529	$14,608,478
Cost of sales	43,991	45,497	171,094	236,484

Gross margin	4,997,828	4,118,775	18,376,435	14,371,994

Operating expenses:
Sales and marketing	1,850,688	1,896,141	7,345,133	5,192,090
Research and development	658,322	516,237	2,572,577	2,224,237
General and administrative	1,387,662	1,271,471	5,660,260	5,170,256

Total operating expenses	3,896,672	3,683,849	15,577,970	12,586,583

Operating income	1,101,156	434,926	2,798,465	1,785,411
Other income, net	440,916	186,814	1,135,870	673,132
Income from continuing operations before income taxes	1,542,072	621,740	3,934,335	2,458,543
Income taxes	309,415	307,969	868,203	795,919
Income from continuing operations	1,232,657	313,771	3,066,132	1,662,624

Discontinued operations:
(Loss) income from discontinued operations, net of income taxes	—	(3,177,544)	1,017,079	(3,087,009)
(Loss) gain on disposal of discontinued operations	(7,412)	—	624,646	—
(Loss) income from discontinued operations	(7,412)	(3,177,544)	1,641,725	(3,087,009)

Net income (loss)	$1,225,245	$(2,863,773)	$4,707,857	$(1,424,385)

Income from continuing operations per common share:
Basic	$0.08	$0.02	$0.21	$0.12
Diluted	$0.07	$0.02	$0.20	$0.12

(Loss) income from discontinued operations per common share:
Basic	$0.00	$(0.22)	$0.11	$(0.22)
Diluted	$0.00	$(0.22)	$0.11	$(0.22)

Net income (loss) per common share:
Basic	$0.08	$(0.20)	$0.31	$(0.10)
Diluted	$0.07	$(0.20)	$0.30	$(0.10)

Weighted average shares used in the per share calculation:
Basic	15,465,107	14,239,344	14,955,889	14,117,795
Diluted	16,665,117	14,239,344	15,465,822	14,117,795